Exhibit 99.1

Contacts:	Vincent J. Milano
Vice President, CFO and Treasurer
VIROPHARMA INCORPORATED
Phone (610) 321-6225

Will Roberts
Director, Corporate Communications
VIROPHARMA INCORPORATED
Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Second Quarter and Six-Month 2005

Financial Results

- Company Reports Record Revenue; Increases Guidance for 2005 -

Exton, PA, August 2, 2005 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the second quarter and six-months ended June 30, 2005.

Net sales of Vancocin® were a record $28.8 million for the second quarter of 2005 and $49.9 million for the first six months of 2005. Operating income in the second quarter and six months of 2005 was $18.7 million and $36.1 million, respectively, compared to operating losses in the second quarter and six months of 2004 of $3.6 million and $18.5 million, respectively. The increases in operating results from 2004 to 2005 were driven primarily by sales of Vancocin and the related cost of sales.

Net income improved over the second quarter and six-months of 2004 to $5.0 million and $22.4 million, respectively, compared to a net loss of $5.4 million and $22.0 million for the same periods in 2004. Net income per share for the quarter ended June 30, 2005 was $0.15 per share, basic, and $0.11 per share, diluted, compared to a net loss of $0.20 per share, basic and diluted, for the same period in 2004. Net income per share for the six-months ended June 30, 2005 was $0.75 per share, basic, and $0.44 per share, diluted, compared to a net loss of $0.83 per share, basic and diluted, for the same period in 2004. The primary drivers of the change from net loss in 2004 to net income in 2005 were the effects of improved operating income, partially offset by debt-related costs and income tax expense in 2005.

“We are very proud of our financial endeavors during the second quarter of 2005, particularly as it relates to the continued performance of Vancocin; prescriptions for the product were up 39% over the same period last year, and up 30% over the first quarter of 2005,” commented Michel de Rosen, ViroPharma’s chief executive officer. “During the quarter, thanks to the performance of Vancocin, we were able to improve our operating income over the first quarter of 2005, and make significant improvements to our capital structure, as we reduced the principal amount of our debt by $97.6 million through the end of June 2005. Following the end of the quarter, we have reduced our debt even further, and as of today have only $86.7 million in outstanding debt. In addition to our operating momentum, we are also proud of our continued progress in our clinical programs.”

Operating Highlights

Net sales of Vancocin were $28.8 million and $49.9 million for the first three and six-months of 2005, driven by prescription demand and price increases. Prescriptions increased 31% for the first six months of

2005 compared to the first six months of 2004. Additionally, net sales of Vancocin increased 37% over the first quarter of 2005, primarily resulting from the increase in prescriptions and the effect of the price increase realized beginning in April 2005. There were no comparable net sales in the 2004 periods, as the company acquired Vancocin from Eli Lilly and Company in November 2004.

The six-month 2005 period also included $6.0 million in revenue from the sale of inventory to Schering-Plough pursuant to the license agreement between the companies.

The gross margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased in the second quarter of 2005 to 85% from 83% in the first quarter of 2005, primarily due to the April 2005 price increase. The gross margin rate was 84% for the six-months ended June 30, 2005.

The total costs and expenses associated with operating income (loss) were $10.3 million and $5.4 million, for the second quarter of 2005 and 2004, respectively, and $20.1 million and $22.0 million, for the six-months of 2005 and 2004, respectively. These changes reflect the net effect of increases related to the Vancocin cost of sales and intangible amortization and decreases related to research and development and marketing, general and administration expenses. These changes primarily resulted from the Company’s purchase of Vancocin and the results of the Company’s January 2004 restructuring, which included $9.3 million of costs recorded in the six months ended June 30, 2004.

For the first time since inception, the Company recorded a $3.8 million income tax expense in the second quarter of 2005, which is based on a combined federal and state estimated annual effective tax rate of 15%. This resulted from the Company’s preliminary study on the availability of net operating loss carryforwards, which indicates that, assuming the Company is profitable, it should be able to utilize all carryforwards over future years, but with annual limitations. As such, the Company believes that taxable income will exceed available carryforwards for 2005.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of June 30, 2005 exceeded the minimum net sales threshold of $44.0 million by approximately $6.0 million and the Company recorded additional purchase price of $2.9 million to intangible assets in June 2005 and established a corresponding liability to be paid in the third quarter of 2005.

Debt Highlights

During the second quarter of 2005, the Company recorded a charge of $7.6 million for the change in fair value of derivative liability that relates to the make-whole provision on the senior convertible notes, which are no longer outstanding. This change in the second quarter resulted in a charge of $4.0 million for the first six-months of 2005.

The Company recorded a $1.2 million net gain related to the repurchase of $41.2 million of subordinated convertible notes for $39.8 million in the second quarter of 2005. The net gain is comprised of the gross gain of $1.4 million less the write-off of $0.2 million of deferred finance costs.

The increases in both periods for interest expense were due to the interest, amortization of financing costs, and debt discount from the senior convertible notes, issued in January and April 2005. Interest expense also includes the $0.6 million related to the beneficial conversion feature for the auto-conversion of the senior convertible notes in June 2005.

During the second quarter of 2005, the initial investors in the senior notes exercised their purchase option and acquired an additional $12.5 million of the senior convertible notes. In addition, the Company reduced the debt principal by $97.6 million through $41.2 million of purchases of convertible subordinated notes and by $56.4 million as a result of conversions of senior convertible notes. The Company had $102.1 million in principal amount of notes outstanding as of June 30, 2005, which was further reduced by $15.4 million in July 2005 as a result of the Company affecting an auto-conversion on the remaining senior convertible notes. As of July 12, 2005, the senior convertible notes were no longer outstanding.

Cash Highlights

As of June 30, 2005, ViroPharma assets included approximately $39.9 million in cash, cash equivalents and short-term investments, which represents a $4.3 million decrease from December 31, 2004. This decrease is primarily the net result of cash used of $46.6 million on repurchases of convertible subordinated notes and make-whole payments on the senior convertible notes and cash received for the $12.5 million related to the exercise of the purchase option by the holders of the senior convertible notes in April 2005. In addition, Vancocin sales increased net cash.

Looking ahead in 2005

ViroPharma is updating its previously announced guidance for the year 2005 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a complete discussion and disclosure of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below. The Company’s guidance does not include non-operating expenses or income.

For the year 2005, ViroPharma expects the following:

•	Net product sales: $100 to $105 million, representing growth of 85% to 94% over unaudited net product sales of Vancocin in 2004;

•	Cost of sales: $15 to $17 million;

•	Research and Development: $11.5 to $14.5 million;

•	Marketing, General and Administrative: $10 to $13 million;

•	Net cash flows provided by operations: At least $40 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on August 3, 2005 at 10:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until August 17, 2005.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company’s guidance regarding net product sales, operating expenses, cash balances and net cash flows provided by operations for 2005. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•	decreases in the rate of infections for which Vancocin is prescribed or changes in the prescribing or procedural practices of infectious disease, gastroenterologists and internal medicine doctors;

•	the development of generic or new competitive pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product, difficulties encountered in qualifying a third party supply chain and changes in terms required by wholesalers;

•	regulatory action by the FDA and other government regulatory agencies;

•	the timing of anticipated events in the Company’s CMV and HCV programs;

•	the results of the Company’s product development efforts, including results from clinical trials;

•	the timing of potential business development activities related to the Company’s efforts to build franchises in narrowly focused prescribing groups such as transplant and hospital settings, hepatologists, and gastroenterologists through the acquisition of additional products and product candidates; and

•	the utilization of tax carryforwards, which can be limited based upon future earnings or events.

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Statements of Operations:

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2005	2004	2005	2004
Revenue:
Net product sales	$28,824	$—	$49,879	$—
Milestone, license fee and other revenue	141	1,766	6,282	3,503

Revenue	28,965	1,766	56,161	3,503

Costs and Expenses:
Cost of sales	4,430	—	8,044	—
Research and development	2,399	3,047	5,160	11,412
Marketing, general and administrative	2,184	2,312	4,449	10,557
Intangible amortization and acquisition of technology rights	1,246	—	2,416	—

Total costs and expenses	10,259	5,359	20,069	21,969

Operating income (loss)	18,706	(3,593)	36,092	(18,466)

Change in fair value of derivative liability	(7,602)	—	(4,044)	—
Net gain on bond repurchase	1,163	—	1,163	—
Interest income	317	297	525	627
Interest expense	(3,790)	(2,082)	(7,568)	(4,155)

Income (loss) before income tax expense	8,794	(5,378)	26,168	(21,994)
Income tax expense	3,813	—	3,813	—

Net income (loss)	$4,981	$(5,378)	$22,355	$(21,994)

Basic net income (loss) per share	$0.15	$(0.20)	$0.75	$(0.83)

Diluted net income (loss) per share	$0.11	$(0.20)	$0.44	$(0.83)

Shares used in computing net income (loss) per share amounts
Basic	32,579	26,552	29,873	26,488

Diluted	57,553	26,552	56,934	26,488

Consolidated Balance Sheets:

(in thousands)	June 30, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$39,895	$44,210	(1)
Working capital	35,011	42,918
Total assets	176,266	177,901
Long-term debt, net	101,112	190,400
Total stockholders’ equity (deficit)	50,593	(26,138)

(1)	Cash, cash equivalents and short term investments, includes $9.0 million of restricted investments, all of which became unrestricted in the first quarter of 2005.